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                                                                    Exhibit 10.1

                         EXECUTIVE EMPLOYMENT AGREEMENT

      This EXECUTIVE EMPLOYMENT AGREEMENT, dated effective as of this 31st day of January 2005 (the "Effective Date") and is between Loudeye Corp., a Delaware corporation (the "Company"), and Michael A. Brochu ("Executive").

                                   AGREEMENTS

      1.    EMPLOYMENT

      The Company will employ Executive and Executive will accept employment by the Company as its President and Chief Executive Officer. Executive will have the authority, subject to the Company's Amended and Restated Certificate of Incorporation, as amended, and Amended Bylaws, as may be granted from time to time by the Company's Board of Directors (the "Board"). Executive shall perform the duties assigned from time to time by the Board, which relate to the business of the Company, or any business ventures in which the Company may participate. Executive has executed a Loudeye Corp. Proprietary Information and Inventions Agreement, which contains noncompetition and nonsolicitation obligations, in the form attached as EXHIBIT A, which is part of this Agreement.

      2.    ATTENTION AND EFFORT

      Executive shall devote his entire productive time, ability, attention and effort to the Company's business and shall skillfully serve its interests during the term of this Agreement and shall not engage in any business or employment activity that is not on Company's behalf (whether or not pursued for gain or profit); provided, however, that Executive may devote reasonable periods of time to (a) engaging in personal investment activities that do not involve Executive providing any advice or services to the businesses that compete with the Company or any of its subsidiaries; and (b) engaging in charitable or community service activities, so long as none of the foregoing additional activities materially interfere with Executive's duties under this Agreement. Executive may from time to time receive requests to serve on a board of directors of another company, in which case Executive shall notify the Board in advance of accepting any such position in order to permit full consideration of whether such board position would interfere with Executive's performance of his duties to the Company, including under this Agreement. The parties agree that Executive may continue to serve on the advisory Board of Voyager Capital, and on the Boards of Directors of Art Technology Group (ATG), Allrecipes.com, Emphysis Medical Management, and the Washington Software Alliance (WSA).


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      3.    TERM

      Unless earlier terminated with appropriate notice of termination, the initial term of this Agreement shall be from the date hereof until December 31, 2005; provided, however, that, unless terminated with appropriate notice, on each January 1 following the date of this Agreement, beginning with January 1, 2006, this Agreement shall be automatically renewed for successive one-year terms.

      4.    COMPENSATION

      During the term of this Agreement, the Company shall pay or cause to be paid to Executive, and Executive shall accept in exchange for the services rendered hereunder by him, the following compensation:

            4.1   BASE SALARY

            Executive's compensation shall consist of, in part, an annual base salary (the "Base Salary") of Three Hundred Twenty Five Thousand Dollars ($325,000) before all customary payroll deductions. The Base Salary shall be paid to Executive in substantially equal installments and at the same intervals as other officers of the Company are paid. At the end of each year of employment (or sooner if determined by the Board), Executive's Base Salary shall be reviewed by the Compensation Committee of the Board in its sole discretion, except that the Executive's Base Salary shall never be reduced below Three Hundred Twenty Five Thousand Dollars ($325,000).

            4.2.  STOCK OPTION GRANTS

            On the Effective Date, the Company shall grant Executive a stock option to purchase 1,500,000 shares (the "Initial Option") of the Company's common stock, par value $.001 per share (the "Common Stock"). The Initial Option shall be granted under and be subject to the terms of the Company's 2000 Stock Option Plan, as amended (the "2000 Plan"). The Initial Option shall be an incentive stock option to the maximum extent allowable under applicable law. The exercise price for the Initial Option shall be the fair market value of the Common Stock on the Effective Date. The Initial Option shall vest as follows:
25% of the shares shall vest and be exercisable on the one year anniversary date of this Agreement and the remaining shares shall vest monthly in equal increments over the next 36 months.

            In addition, subject to stockholder approval at the annual meeting of the Company's stockholders anticipated to be held in May 2005 of an increase in the authorized number of shares reserved under the 2000 Plan or stockholder approval at such meeting for implementation of a restricted stock plan, the Compensation Committee shall at its sole discretion either: (a) grant Executive an option to purchase an additional 1,500,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date the Company obtains such stockholder approval of the share reserve under the 2000 Plan; or (b) issue to Executive a number of shares of restricted Common Stock equal to the value of the


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option grant in subclause (a). If the Board elects to issue restricted stock to
Executive, the minimum number of shares to be issued to Executive shall be 750,000. This additional compensatory equity grant, whether a stock option or restricted stock grant, shall vest over a four year period, 25% vesting on the one year anniversary of the Effective Date and the remainder vesting monthly over three years.

            Solely in the event the stockholders do not approve either an increase in the share reserve under the 2000 Plan or implementation of a restricted stock plan, then the Compensation Committee shall cause to be issued on January 1, 2006, a stock option to purchase 1,500,000 shares of the Company's common stock at an exercise price equal to the closing price for the Common Stock on the immediately preceding trading date and vesting 25% as of January 1, 2006, the remainder vesting monthly over three years. This option grant, or the option or restricted stock grant set out in the preceding paragraph, is referred to as the "Subsequent Grant."

            If the Company elects to fail to renew the contract in accordance with Section 3 or otherwise terminates this Agreement without Cause (as defined in Section 7.7) at any time, the Subsequent Grant (if it has not already been made as provided above) shall nonetheless be issued even if the Company chooses to terminate this Agreement without Cause effective December 31, 2005 or at any time, and all options (or restricted stock, as the case may be) under the Initial Option grant and Subsequent Grant shall accelerate vest effective December 31, 2005 (for the portion of the options granted as of that date for failure to renew this Agreement or otherwise terminate this Agreement) and/or the date of termination of this Agreement.

            If, on or after a Change of Control (as defined herein), Executive's employment with the Company terminates due to an involuntary termination of Executive by the Company other than for "Cause" (as defined in Section 7.7) or by Executive for "Good Reason" (as defined in Section 7.7), then all of Executive's Company stock options or restricted stock grants shall immediately accelerate and become fully vested and exercisable immediately prior to the Change of Control.

            For purposes of this Agreement, "Change of Control" shall mean the occurrence of any of the following events:

            (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

            (ii) The consummation of the sale or disposition by the Company of all or substantially all the Company's assets in one or a series of related transactions; or

            (iii) The consummation of a merger or consolidation of the Company or share exchange involving any other corporation, other than (A) a merger, consolidation or share exchange which would result in the voting securities of the Company outstanding immediately


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prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger effected solely for purposes of changing the domicile of the Company.


            4.3   ONE-TIME BONUS

            Within fifteen calendar (15) days of the execution of this Agreement, Company shall pay to Executive Twenty-Five Thousand Dollars ($25,000.00), less all customary payroll deductions.

            4.4   PERFORMANCE BONUS

            Executive's eligibility for a performance bonus shall be based on the overall performance of the Company. Each year the Compensation Committee shall set both a performance target and maximum performance goal for the Company for the fiscal year. The performance target and maximum performance goal shall be documented in writing and acknowledged by Executive. If, based on the Company's audited financial statements, the performance target is met, and if the Company is EBITDA positive (as determined in accordance with GAAP), Executive shall be eligible for an annual bonus of up to fifty percent (50%) of his Base Salary. If, based on the Company's audited financials, the maximum performance goal is met, and if the Company is EBITDA positive, Executive shall be eligible for an annual bonus of up to one hundred percent (100%) of his Base Salary. For avoidance of doubt, executive's maximum aggregate annual bonus potential under this Section 4.4 is 100% of his Base Salary. The parties will negotiate in good faith to address any issues of fairness or consistency if there are changes in GAAP between the time that the targets are established and the calculation of eligibility for bonus.

            The actual amount of any bonus payable to Executive shall be determined by the Compensation Committee of the Board, and Executive understands that in any year no more than twenty five percent (25%) of that year's total positive EBITDA balance be distributed as bonus compensation individually or collectively to the Company's executive leadership team (including Executive and the Company's other senior executives). Any potential bonus amount that is not payable pursuant to the prior sentence shall not be earned and shall not be accrued by the Company. For illustration purposes only, if in a given year Executive meets the maximum performance goal entitling Executive to a performance bonus of $325,000 (100% of his Base Salary) and the Company's positive EBITDA balance as of the applicable year end is $1,000,000, then the maximum bonus amount distributable to the executive leadership team shall be $250,000, of which Executive would receive a percentage to be determined by the Compensation Committee of the Board. In this example, the remaining balance of Executive's earned bonus would not be earned and would not be accrued by the Company.


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      5.    DIRECTOR

      So long as this Agreement is in effect, the Board shall, to the maximum extent as is consistent with its obligations under applicable law, recommend Executive as a candidate for director at each annual meeting of the stockholders of the Company where Executive's term as a director of the Company would otherwise expire. As an employee of the Company, Executive shall not be entitled to any additional compensation from the Company for his services as a director. In the event Executive ceases to serve as Chief Executive Officer for any reason, the Board believes that whether Executive will continue as a director is a matter for discussion at that time with the new Chief Executive Officer and the Board. If it is determined by the Board that Executive should not continue to serve on the Board, then Executive agrees to immediately tender his resignation from the Board.

      6.    BENEFITS

      During the term of this Agreement, the Company shall provide Executive with the health and dental insurance provided to other senior executives. Executive will be entitled to participate, subject to and in accordance with applicable eligibility requirements, in fringe benefit programs that may be established by the Company or, to the extent applicable, by the Board. During each calendar year for the term of this Agreement, and, assuming the Agreement is renewed, through December 31, 2007, Executive shall be entitled to four (4) weeks paid vacation. Beginning January 1, 2008, Executive shall be entitled to five (5) weeks paid vacation. Unused vacation time may be accrued during the term of this Agreement, but in no event shall Executive accrue and carry over more than four (4) weeks of paid vacation. Any unused vacation time above the three weeks that may be carried over is forfeited.

      7.    PAYMENTS AND BENEFITS UPON TERMINATION

      Beginning on the Effective Date, and subject to Executive executing a release in form and substance reasonably satisfactory to the Company, Executive shall be entitled to the following payments and benefits following termination of Executive's employment by Executive for Good Reason (as defined below) or by the Company for any reason other than Cause (as defined below), including non-renewal of this Agreement, or upon Executive's death or Disability (as defined below).


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            7.1   TERMINATION PAYMENT

                  (a) Generally. The Company shall make payments in cash to Executive as severance pay equal to four months of Executive's annual Base Salary in effect immediately prior to the date of Executive's termination (the "Cash Severance"). The Cash Severance due under this Section 7.1(a) shall be paid in a lump sum. The amount of Cash Severance to be paid under this section shall increase to an amount equal to eight months of Executive's annual Base Salary on December 31, 2005, and to an amount equal to twelve months of Executive's annual Base Salary on December 31, 2006. The amount of Cash Severance can be increased as negotiated in good faith between the Executive and the Compensation Committee at the time of termination.

                  (b) Termination Payment on Change of Control. If, on or after a Change of Control, Executive's employment with the Company terminates due to
(i) a voluntary termination for Good Reason (as defined in Section 7.7) or (ii) an involuntary termination by the Company other than for "Cause" (as defined in Section 7.7), then the Company shall pay Executive as severance an amount equal to twelve months of Executive's annual Base Salary in effect immediately prior to the date of Executive's termination. The severance due under this Section 7.1(b) shall be paid in a lump sum.

            7.2   ACCRUED BENEFITS

            The Company shall pay to Executive the amount of any compensation deferred by Executive and any accrued vacation pay for the periods of service prior to the date of termination. Such amounts shall be paid in a lump sum.

            7.3   DEATH OR DISABILITY OF EXECUTIVE

            Executive shall be entitled to the Cash Severance in the event of his death or Disability. In the event of Executive's death, all benefits and payments provided for by this Section 7 shall be paid to his spouse, if any, or otherwise to the personal representative of his estate, unless Executive has otherwise directed the Company in writing prior to his death.

            7.4   EXCLUSIVE SOURCE OF SEVERANCE PAY

            Benefits provided under this Agreement shall replace the amount of any severance payments to which Executive would otherwise be entitled under any severance plan or policy generally available to executives of the Company.

            7.5   NONSEGREGATION

            No assets of the Company need be segregated or earmarked to represent the liability for benefits payable hereunder. The rights of Executive to receive benefits hereunder shall be only those of a general unsecured creditor.


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            7.6   WITHHOLDING

            All payments under this Section 7 are subject to applicable federal and state payroll withholding or other applicable taxes.

            7.7   "CAUSE" AND "GOOD REASON" DEFINITIONS

            For purposes of this Agreement, "Cause" means (a) violation by Executive of a state or federal criminal law involving the commission of a crime against the Company, or any felony; (b) habitual or repeated misuse by Executive of alcohol or controlled substances; (c) fraud, intentional misrepresentation or dishonesty by Executive with respect to the business of the Company; (d) any incident materially compromising Executive's reputation or ability to represent the Company with the public; (e) any intentional act by Executive that substantially impairs the Company's business, goodwill or reputation; or (f) a determination by a majority of the Company's directors (other than the Executive) within thirty (30) days after the end of each of two (2) consecutive calendar quarters that the Company (or the Executive) has not substantially met the Quarterly Goals (as defined below). For purposes of this Agreement, "Quarterly Goals" shall mean specific targeted metrics of Company performance (financial or otherwise) and / or Executive performance for a calendar quarter. The Quarterly Goals shall be agreed to in writing by the Executive and the Company within the thirty (30) day periods prior to the beginning of each calendar quarter. The first set of Quarterly Goals shall be for the Second Quarter of 2005.

            For purposes of this Agreement, "Good Reason" shall mean, without Executive's express written consent: (a) the material reduction of (i) Executive's duties, benefits, authority or responsibilities (as determined in good faith by the Board of Directors), or (ii) compensation ; (b) the relocation of the principal place of Executive's employment to a location that is more than fifty (50) miles away from its current location; and (c) the uncured breach of any material provision of this Agreement by the Company, including, without limitation, failure by the Company to pay Executive's Base Salary or bonus; provided, however, that the Executive shall not be deemed to have resigned for Good Reason hereunder unless with respect to each of (a) and (b) and (c) above, the Executive shall have provided written notice to the Company within 60 calendar days after the event that the Executive believes gives rise to the Executive's right to terminate employment for Good Reason, describing in reasonable detail the facts that provide the basis for such belief, and the Company shall have thirty (30) days from the date of such notice to cure any such material reduction, relocation or breach.

            7.8   TERMINATION FOR FAILURE TO MEET QUARTERLY GOALS

            Notwithstanding anything stated elsewhere in this Agreement, the parties agree that if Executive is terminated by the Company for failing to substantially meet the Quarterly Goals after the end of each of two successive quarters, Executive shall be entitled to severance under Section 7.1(a) of this Agreement, but shall not be entitled to any accelerated vesting of any outstanding options.


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      8.    TERMINATION

      Employment of Executive pursuant to this Agreement may be terminated as follows:

            8.1   BY THE COMPANY

            Until December 31, 2005, the Company may terminate the employment of Executive with or without Cause upon giving written notice of termination ("Notice of Termination"), which notice shall be effective immediately if termination is for Cause and thirty (30) days later if termination is not for Cause. After January 1, 2006, the Company may terminate this Agreement without Cause upon sixty (60) days' prior written notice in the form of a Notice of Termination. This Agreement shall terminate upon the effective date specified in such Notice of Termination. Payments due to Executive pursuant to Section 7, if any, shall commence on the effective date of the Notice of Termination.

            8.2   BY EXECUTIVE

            Executive may terminate this Agreement upon sixty (60) days' prior written notice in the form of a Notice of Termination, and this Agreement shall terminate upon the effective date specified in such Notice of Termination. Payments due to Executive pursuant to Section 7, if any, shall commence on the effective date of the Notice of Termination. Notwithstanding the preceding sentence, the Company shall have the right to accelerate Executive's termination of employment to be effective on the date that the Notice of Termination is received by the Company, or any date of the Company's choosing between that date and the effective date specified in the Notice of Termination.

            8.3   AUTOMATIC TERMINATION

            This Agreement and Executive's employment shall terminate automatically upon Executive's death or Executive's inability, for any reason, to perform his duties with the Company for 120 days in any twelve (12) month period ("Disability").

            8.4   EFFECT OF TERMINATION

            Notwithstanding any termination or expiration of this Agreement, the Company shall remain liable for any rights or payments arising prior to such event to which Executive is entitled under this Agreement.

      9.    GOLDEN PARACHUTE TAXES.

      In the event that (i) any amounts paid or deemed paid to Executive under this Agreement are deemed to constitute "excess parachute payments" as defined in Section 280G of the Code (taking into account any other payments made to Executive under any other agreement and any other compensation paid or deemed paid to Executive), or if Executive is deemed to receive an "excess parachute payment" by reason of his or her vesting in the option grants or restricted stock grants set forth in Section 4.2, and (ii) such deemed "excess parachute payments" would not be


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deductible by the Company, then the amount of such payments or deemed payments shall be reduced (or, alternatively the provisions of Section 4.2 shall not act to vest options to such Executive), so that no such payments or deemed payments shall constitute excess parachute payments. The determination of whether a payment or deemed payment constitutes an excess parachute payment shall be made in the sole discretion of the Board.

      10.   MISCELLANEOUS

            10.1  AMENDMENT

            This Agreement may not be amended except by written agreement between Executive and an authorized representative of the Company following approval by the Compensation Committee.

            10.2  NO MITIGATION

            All payments and benefits to which Executive is entitled under this Agreement shall be made and provided without offset, deduction or mitigation on account of income Executive could or may receive from other employment or otherwise.

            10.3  LEGAL EXPENSES

            In connection with any litigation, arbitration or similar proceeding, whether or not instituted by the Company or Executive, with respect to the interpretation or enforcement of any provision of this Agreement, the substantially prevailing party shall be entitled to recover from the other party all costs and expenses, including reasonable attorneys' fees and disbursements, in connection with such litigation, arbitration or similar proceeding.

            10.4  NOTICES

            Any notices required under the terms of this Agreement shall be effective hand delivered or when mailed, postage prepaid, by certified mail and addressed to, in the case of the Company:

                  Loudeye Corp.
                  1130 Rainier Avenue S
                  Seattle, WA  98144
                  Attention:     Compensation Committee
                        and:     General Counsel

                  with a copy to:
                  Cairncross & Hempelmann, P.S.
                  524 Second Avenue, Suite 500
                  Seattle, WA  98104
                  Attn: Rosemary Daszkiewicz


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                  and to, in the case of Executive:
                  Michael A. Brochu

Either party may designate a different address by giving written notice of change of address in the manner provided above.

            10.5  WAIVER; CURE

            No waiver or modification in whole or in part of this Agreement, or any term or condition hereof, shall be effective against any party unless in writing and duly signed by the party sought to be bound. Any waiver of any breach of any provision hereof or any right or power by any party on one occasion shall not be construed as a waiver of, or a bar to, the exercise of such right or power on any other occasion or as a waiver of any subsequent breach.

            10.6  BINDING EFFECT; SUCCESSORS

            This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and Executive and their respective heirs, legal representatives, successors and assigns.

            10.7  SEVERABILITY

            Any provision of this Agreement which is held to be unenforceable or invalid in any respect in any jurisdiction shall be ineffective in such jurisdiction to the extent that it is unenforceable or invalid without affecting the remaining provisions hereof, which shall continue in full force and effect. The enforceability or invalidity of a provision of this Agreement in one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

            10.8  GOVERNING LAW

            This Agreement shall be governed by and construed in accordance with the laws of the state of Washington applicable to contracts made and to be performed there.

                             SIGNATURE PAGE FOLLOWS


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                   SIGNATURE PAGE TO EMPLOYMENT AGREEMENT

      The Company and Executive have executed this Agreement at Seattle, Washington as of the Effective Date.

                                    Loudeye Corp.

                                    By: /s/ Lawrence J. Madden__________
                                       Lawrence J. Madden
                                       Executive Vice President and Chief
                                       Financial Officer

                                    EXECUTIVE

                                    /s/ Michael A. Brochu_______________
                                    Michael A. Brochu


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                                    EXHIBIT A

          FORM OF PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

                                  LOUDEYE CORP.

      In consideration of my employment or consultancy (as the case may be) by Loudeye Corp., a Delaware corporation (the "Company," which term includes the Company's subsidiaries and any of its affiliates), any opportunity for advancement or reassignment that the Company may offer me, the compensation paid to me in connection with such employment or consultancy (as the case may be) and any stock and/or stock options which have been or may be granted to me by the Company, I, Michael A. Brochu, hereby agree as follows:


      1. Whenever used in this Agreement the following terms will have the following meanings:


      (a) "Invention(s)" means designs, trademarks, discoveries, formulae, processes, manufacturing techniques, trade secrets, inventions, improvements, ideas, business plans or strategies, or copyrightable works, including all rights to obtain, register, perfect and enforce these proprietary interests; provided that the term "Inventions" shall not be deemed to include those inventions, if any, listed on the exhibit attached to this Agreement.


      (b) "Proprietary Information" means information or physical material not generally known or available outside the Company or information or physical material entrusted to the Company by third parties. This includes, but is not limited to, Inventions, confidential knowledge, trade secrets, copyrights, product ideas, techniques, processes, formulas, object codes, mask works and/or any other information of any type relating to documentation, data, schematics, algorithms, flow charts, mechanisms, research, manufacture, improvements, assembly, installation, marketing, forecasts, pricing, customers, the salaries, duties, qualifications, performance levels and terms of compensation of other employees, and/or cost or other financial data concerning any of the foregoing or the Company and its operations. Proprietary Information may be contained in material such as drawings, samples, procedures, specifications, reports, studies, customer or supplier lists, budgets, cost or price lists, compilations or computer programs, or may be in the nature of unwritten knowledge or know-how.


      (c) "Company Documents" means documents or other media that contain Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents have been prepared by me or by others. "Company Documents" include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or


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            printouts, sound recordings and other printed, typewritten or handwritten documents.

      2. I understand that the Company is engaged in a continuous program of research, development and production. I also recognize that the Company possesses or has rights to Proprietary Information (including certain information developed by me during my employment or consultancy (as the case may be) by the Company) which has commercial value in the Company's business that derives, at least in part, from not being generally known or readily ascertainable.

      3. I understand that the Company possesses Company Documents which are important to its business.

      4. I understand and agree that my employment or consultancy (as the case may be) creates a relationship of confidence and trust between me and the Company with respect to (i) all Proprietary Information, and (ii) the confidential information of another person or entity with which the Company has a business relationship and is required by terms of an agreement with such entity or person to hold such information as confidential. At all times, both during my employment or consultancy (as the case may be) by the Company and after its termination, I will keep in confidence and trust all such information, and I will not use or disclose any such information without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties to the Company, in which case I shall take reasonable steps to ensure that such information is maintained in confidence.

      5.    In addition, I hereby agree as follows:

            (a) All Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all trade secrets, patents, copyrights and other rights in connection therewith. I hereby assign to the Company any rights I may presently have or I may acquire in such Proprietary Information.

            (b) All Company Documents, apparatus, equipment and other physical property, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by me or others in connection with my employment or consultancy (as the case may be) shall be and remain the sole property of the Company. I shall return to the Company all such Company Documents, materials and property as and when requested by the Company, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of the Company; and
(iii) my copy of this Agreement (my "Personal Documents"). Even if the Company does not so request, I shall return all such Company Documents, materials and property upon termination of my employment or consultancy (as the case may be) by me or by the Company for any reason, and, except for my Personal Documents, I will not take with me any such Company Documents, material or property or any reproduction thereof upon such termination.

            (c) I will promptly disclose to the Company, or any persons designated by it, all Inventions relating to the subject matter of my employment or consultancy made or conceived, reduced to practice or learned by me, either alone or jointly with others, prior to the termination of my employment or consultancy (as the case may be) and for one (1) year thereafter.

            (d) Without further compensation, I hereby agree promptly to disclose to the Company, and I hereby assign and agree to assign to the Company or its designee, my entire right, title, and interest in and to all Inventions which I may solely or jointly develop or reduce to practice during the period of my employment or consulting relationship with the Company (i) which pertain to any line of business activity of the Company, (ii) which are aided by the use of time, material or facilities of the Company, whether or not during working hours, or (iii) which relate to any of my work during the period of my employment or consulting relationship with the Company, whether or not during normal working hours. No rights are hereby conveyed in Inventions, if any, made by me prior to my employment or consulting relationship with the Company which are identified in a sheet attached to and made a part of this Agreement, if any (which attachment contains no confidential information).


            NOTICE REQUIRED BY REVISED CODE OF WASHINGTON 49.44.140:


            ANY ASSIGNMENT OF INVENTIONS REQUIRED BY THIS AGREEMENT DOES NOT APPLY TO AN INVENTION FOR WHICH NO EQUIPMENT, SUPPLIES, FACILITY OR TRADE SECRET INFORMATION OF THE COMPANY WAS USED AND WHICH WAS DEVELOPED ENTIRELY ON THE EMPLOYEE'S OR CONSULTANT'S OWN TIME, UNLESS (A) THE INVENTION RELATES (I) DIRECTLY TO THE BUSINESS OF THE COMPANY OR (II) TO THE COMPANY'S ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OR (B) THE INVENTION RESULTS FROM ANY WORK PERFORMED BY THE EMPLOYEE OR CONSULTANT FOR THE COMPANY.

            (e) During or after my employment or consultancy (as the case may be), upon the Company's request and at the Company's expense, I will execute all papers in a timely manner and do all acts necessary to apply for, secure, maintain or enforce patents, copyrights and any other legal rights in the United States and foreign countries in Inventions assigned to the Company under this Agreement, and I will execute all papers and do any and all acts necessary to assign and transfer to the Company or any person or party to whom the Company is obligated to assign its rights, my entire right, title and interest in and to such Inventions. This obligation shall survive the termination of my employment or consultancy (as the case may be), but the Company shall compensate me at a reasonable rate after such termination for time actually spent by me at the Company's request on such assistance. In the event that the Company is unable for any reason whatsoever to secure my signature to any document reasonably necessary or appropriate for any of the foregoing purposes, (including renewals, extensions, continuations, divisions or continuations in part), I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact to act for and in my behalf and instead of me, but only for the purpose of executing and filing any such document and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by me.

            (f) So that the Company may be aware of the extent of any other demands upon my time and attention, I will disclose to the Company (such disclosure to be held in confidence by the Company) the nature and scope of any other business activity in which I am or become engaged during the term of my employment or consultancy (as the case may be). During the term of my employment or consultancy (as the case may be), I will not engage in any other business activity which is related to the Company's business or its actual or demonstrably anticipated business.

      6. As a matter of record, I attach hereto as Exhibit A a complete list of all Inventions (including patent applications and patents) relevant to the subject matter of my employment or consultancy which have been made, conceived, developed or first reduced to practice by me, alone or jointly with others, prior to my employment or consultancy (as the case may be) with the Company that I desire to remove from the operation of this Agreement, and I covenant that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions at the time of signing this Agreement. If in the course of my employment or consultancy with the Company, I use or incorporate into a product or process an Invention not covered by Paragraph 5(d) of this Agreement in which I have an interest, the Company is hereby granted a nonexclusive, fully paid-up, royalty-free, perpetual, worldwide license of my interest to use and sublicense such Invention without restriction of any kind.

      7. I represent that my execution of this Agreement, my employment or consultancy (as the case may be) with the Company and my performance of my proposed duties to the Company in the development of its business will not violate any obligations I may have to any former employer, or other person or entity, including any obligations to keep confidential any proprietary or confidential information of any such employer. I have not entered into, and I will not enter into, any agreement which conflicts with or would, if performed by me, cause me to breach this Agreement.

      8. In the course of performing my duties to the Company, I will not utilize any proprietary or confidential information of any former employer.

      9. I agree that this Agreement does not constitute an employment or consultancy (as the case may be) agreement for a specific duration.

      10. This Agreement shall be effective as of the first day of my employment or consultancy (as the case may be) by the Company and the obligations hereunder will continue beyond the termination of my employment and will be binding on my heirs, assigns and legal representatives. This Agreement is for the benefit of the Company, its successors and assigns (including all subsidiaries, affiliates, joint ventures and associated companies) and is not conditioned on my employment for any period of time or compensation arising therefrom. I agree that the Company is entitled to communicate any obligations under this Agreement to any future or prospective employer of mine or business retaining me as a consultant.

      11. During the term of my employment or consultancy (as the case may be) and for one (1) year thereafter, I will not, without the Company's written consent, directly or indirectly be employed or involved with any business developing or exploiting any products or services that are competitive with products or services (a) being commercially developed or exploited by the Company during my employment or consultancy (as the case may be) and (b) on which I worked or about which I learned Proprietary Information during my employment or consultancy (as the case may be) with the Company. During the term of my employment or consultancy (as the case may be) and for one year thereafter I shall not directly or indirectly contact, solicit, induce, or attempt to induce any customer or identified prospective customer, vendor, business relation or contractor of the Company for the purposes of diverting sales from the Company, terminating such person or entity's relationship with the Company, or diminishing in any respect the business being done by the Company with such person or entity.

      12. During the term of my employment or consultancy (as the case may be) and for one (1) year thereafter, I will not personally or through others recruit, solicit or induce in any way any employee, advisor or consultant of the Company to terminate his or her relationship with the Company.

      13. I acknowledge that any violation of this Agreement by me will cause irreparable injury to the Company and I agree that the Company will be entitled to extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

      14. I agree that any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of Washington without regard to the conflict of laws provisions thereof. I further agree that if one or more provisions of this Agreement are held to be unenforceable under applicable Washington law, such provision(s) shall be modified solely to the extent necessary to render the same enforceable and the balance of the Agreement shall be interpreted consistent with such provision as modified and shall be enforceable in accordance with its terms.

      15.___I HAVE READ AND UNDERSTOOD THIS AGREEMENT. THIS AGREEMENT MAY ONLY BE MODIFIED BY A SUBSEQUENT WRITTEN AGREEMENT EXECUTED BY AN AUTHORIZED OFFICER OF THE COMPANY AND APPROVED BY THE COMPENSATION COMMITTEE.


      Dated:  January 31, 2005

                                          By:   /s/ Michael A. Brochu_________
                                                Signature

                                          Name: Michael A. Brochu


      Accepted and Agreed to:

      LOUDEYE CORP.


      By:   /s/ Lawrence J. Madden
                                  --------------
            Lawrence J. Madden
            Executive Vice President and Chief Financial Officer

                                    Exhibit A


      LOUDEYE CORP


      Ladies and Gentlemen:

      1. The following is a complete list of all inventions or improvements relevant to the subject matter of my employment or consultancy (as the case may be) by Loudeye Corp (the "Company") that have been made or conceived or first reduced to practice by me, alone or jointly with others, prior to my employment or consultancy (as the case may be) by the Company that I desire to remove from the operation of the Proprietary Information and Inventions Agreement entered into between the Company and me.


                  No inventions or improvements.
------------

                  Any and all inventions regarding:
------------


                  Additional sheets attached.
------------

      2. I propose to bring to my employment or consultancy (as the case may be) the following materials and documents of a former employer:


                  No materials or documents.
------------


                  See below:
------------

                                          By:   /s/ Michael A. Brochu_________
                                                Signature

                                          Name: Michael A. Brochu
                                                ------------------------------


                                      -2-